FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER FISCAL 2013 RESULTS ~ Net Sales of $345 Million; Increase of 13.5% ~ ~ Adjusted EPS of $0.44; Increase of 41.9% ~

          New York, New York (November 5, 2012) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first fiscal quarter ended September 30, 2012.

FIRST QUARTER RESULTS

          For the quarter ended September 30, 2012, the Company reported net sales of $344.5 million, an increase of 13.5%, as compared to the first quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased by 16.1%.

          On a reported basis, net income per diluted share for the current year period was $0.07. On an adjusted basis, net income per diluted share for the quarter ended September 30, 2012 was $0.44, as compared to net income per diluted share of $0.31 for the prior year period. Adjusted net income per diluted share excludes acquisition-related expenses and non-recurring charges associated with the Elizabeth Arden brand repositioning. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          Net sales for the Company's international segment increased by 2.2%, or 8.8% at constant rates, over the prior fiscal year, and net sales in the Company's North America segment grew by 20.0%. Net sales growth in North America benefitted from several new fragrance launches. Internationally, sales growth was strongest in the Company's European and emerging markets. Sales of Elizabeth Arden branded products decreased by 5.1%, or 0.9% at constant rates, as compared to the prior year and reflect the Company's continued wind down of retailer inventory in advance of the broader roll-out of the Elizabeth Arden brand repositioning.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We have begun the year strongly, reporting double digit growth in net sales and adjusted earnings per share. Although early in the roll-out, we are experiencing strong retail sales performance at the flagship doors with our revitalized Elizabeth Arden products. As we look forward to the holiday season, we believe that our significant innovation along with the continued rollout of Elizabeth Arden branded products has us well positioned to continue our positive performance."

OUTLOOK

          The Company is confirming its guidance for the first half of fiscal 2013 of net sales of $825 million to $840 million and earnings per diluted share of $1.98 to $2.08. For the second quarter of fiscal 2013, the Company expects net sales of $480 million to $495 million as compared to $430 million of net sales for the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2013 are expected to be in the range of $1.54 to $1.64.

          The Company is also confirming its guidance for fiscal 2013 for a net sales increase of 13.5% to 15.0% over the prior fiscal year and for earnings per diluted share of a range of $2.55 to $2.70. Gross margin (adjusted) for fiscal 2013 is expected to increase by 175 to 200 basis points as compared to gross margin (adjusted) for fiscal 2012. The annual net sales guidance assumes an unfavorable impact from foreign currency rates of approximately 0.70% as compared to rates in effect for fiscal 2012.

          The earnings guidance excludes non-recurring charges related to the Elizabeth Arden brand repositioning and expenses related to the acquisitions completed in the fourth quarter of fiscal 2012. The Company expects to incur the remainder of these charges, currently estimated at $4.6 million, primarily during the second quarter of fiscal 2013.

          The guidance is based on current foreign currency rates. The Company also notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

The Company will host a conference call on Monday, November 5, 2012 at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until December 5, 2012.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Bob Mackie, Ed Hardy, John Varvatos, Kate Spade, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30,	September 30,
	2012	2011

Net Sales	$344,541	$303,534

Cost of Goods Sold:
Cost of Sales	195,611	159,755
Depreciation Related to Cost of Goods Sold	1,531	1,343

Total Cost of Goods Sold	197,142	161,098

Gross Profit	147,399	142,436
Gross Profit Percentage	42.8%	46.9%

Selling, General and Administrative Expenses	129,407	118,447
Depreciation and Amortization	9,129	6,718

Total Operating Expenses	138,536	125,165

Interest Expense, Net	6,198	5,262

Income Before Income Taxes	2,665	12,009
Provision for Income Taxes	481	2,777

Net Income	$2,184	$9,232

As reported:

Net Income Per Basic Share	$0.07	$0.32
Net Income Per Diluted Share	$0.07	$0.31

Basic Shares	29,417	28,746
Diluted Shares	30,369	29,791

EBITDA (a)	$19,523	$25,332
EBITDA margin (a)	5.7%	8.3%

Adjusted to exclude acquisition-related and Elizabeth Arden repositioning costs, net of taxes (b)(c):

Gross Profit	$162,119	$142,436
Gross Profit Percentage	47.1%	46.9%

Net Income	$13,441	$9,232

Net Income Per Basic Share	$0.46	$0.32
Net Income Per Diluted Share	$0.44	$0.31

EBITDA (a)	$34,587	$25,332
EBITDA margin (a)	10.0%	8.3%

(a)   EBITDA is defined as net income plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of acquisition-related costs and the non-recurring product changeover costs related to the Elizabeth Arden brand repositioning. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our EBITDA performance on a consistent basis without regard to the effect of acquisition-related costs and non-recurring product changeover costs related to the Elizabeth Arden brand repositioning. EBITDA margin represents EBITDA divided by Net Sales.

The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(Amounts in thousands)	Three Months Ended

	September 30, 2012	September 30, 2011

Net income	$2,184	$9,232
Plus:
Provision for income taxes	481	2,777
Interest expense, net	6,198	5,262
Depreciation related to cost of goods sold	1,531	1,343
Depreciation and amortization	9,129	6,718

EBITDA	19,523	25,332
Acquisition-related and Elizabeth Arden brand repositioning costs (c)	15,064	--

EBITDA, as adjusted	$34,587	$25,332

The table below reconciles net cash flow used in operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Three Months Ended

	September 30, 2012	September 30, 2011

Net cash used in operating activities	$(141,261)	$(115,584)
Changes in assets and liabilities, net of acquisitions	153,011	135,523
Interest expense, net	6,198	5,262
Amortization of senior note offering and credit facility costs	(340)	(310)
Provision for income taxes	481	2,777
Deferred income taxes	2,811	(1,116)
Amortization of share-based awards	(1,377)	(1,220)

EBITDA	$19,523	$25,332

(b)    The table below reconciles the calculation of (i) net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related costs and non-recurring product changeover costs related to the Elizabeth Arden brand repositioning. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our operating performance on a consistent basis without regard to the effect of acquisition-related costs and non-recurring product changeover costs related to the Elizabeth Arden brand repositioning. The presentation in the table below of the non-GAAP information titled "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30,	September 30,
	2012	2011

Gross Profit:
Gross Profit as reported	$147,399	$142,436
Acquisition-related and Elizabeth Arden brand repositioning costs (c)	14,720	--

Gross Profit as adjusted	$162,119	$142,436

Net Income:
Net income as reported	$2,184	$9,232
Acquisition-related and Elizabeth Arden brand repositioning costs, net of tax (c) (d)	11,257	--

Net income as adjusted	$13,441	$9,232

Net Income Per Basic Share:
Net income per basic share, as reported	$0.07	$0.32
Acquisition-related and Elizabeth Arden brand repositioning costs, net of tax (c) (d)	0.39	--

Net income per basic share, as adjusted	$0.46	$0.32

Net Income Per Diluted Share:
Net income per diluted share, as reported	$0.07	$0.31
Acquisition-related and Elizabeth Arden brand repositioning costs, net of tax (c) (d)	0.37	--

Net income per diluted share, as adjusted	$0.44	$0.31

(c)   For the three months ended September 30, 2012, gross profit and net income include $11.3 million (pre-tax) of inventory-related costs primarily for inventory purchased by us from New Wave Fragrances LLC and Give Back Brands LLC prior to the acquisitions of fragrance licenses and certain other assets from those companies, of which $6.4 million were non-cash, and $3.4 million (pre-tax) of non-recurring product changeover costs related to the Elizabeth Arden brand repositioning. In addition, net income includes $0.3 million (pre-tax) in transition costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions and $0.1 million (pre-tax) of non-recurring product changeover costs related to the Elizabeth Arden brand repositioning.

(d)   On a reported basis, for the three months ended September 30, 2012 and 2011, our effective tax rate, which is calculated as a percentage of income before income taxes, was 18.1% and 23.1%, respectively. On an adjusted basis, for the three months ended September 30, 2012 and 2011, our effective tax rate was 24.2% and 23.1%, respectively.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2012 and 2011:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2012	September 30, 2011	GAAP	Constant Rates (e)

Segment Net Sales:
North America	$231,557	$192,966	20.0%	20.2%
International	112,984	110,568	2.2%	8.8%

Total	$344,541	$303,534	13.5%	16.1%

PRODUCT CATEGORY NET SALES

The table below is a comparative summary of our net sales by product category for the three months ended September 30, 2012 and 2011:

(In thousands)	Three Months Ended		% Increase (Decrease)

	September 30, 2012	September 30, 2011	GAAP	Constant Rates (e)

Product Category Net Sales:
Elizabeth Arden Brand	$108,480	$114,298	(5.1)%	(0.9)%
Celebrity, Lifestyle, Designer and Other Fragrances	236,061	189,236	24.7%	26.3%

Total	$344,541	$303,534	13.5%	16.1%

(e)   Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(Amounts In thousands)	September 30, 2012	June 30, 2012	September 30, 2011

Cash	$35,917	$59,080	$34,450
Accounts Receivable, Net	310,098	188,141	237,090
Inventories	396,059	291,987	327,945
Property and Equipment, Net	89,261	89,438	80,128
Exclusive Brand Licenses, Trademarks and Intangibles, Net	309,806	314,502	226,465
Goodwill	21,054	21,054	21,054
Total Assets	1,265,621	1,066,754	1,031,495
Short-Term Debt	214,000	89,200	137,200
Current Liabilities	483,005	278,679	334,755
Long-Term Liabilities	292,972	306,348	270,741
Long-Term Debt	250,000	250,000	250,000
Shareholders' Equity	489,644	481,727	426,000
Working Capital	340,158	345,818	351,936

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended

	September 30, 2012	September 30, 2011

Net cash used in operating activities	$(141,261)	$(115,584)
Net cash used in investing activities	(14,334)	(47,834)
Net cash provided by financing activities	132,323	140,704
Net decrease in cash and cash equivalents	(23,163)	(24,400)

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, term loan and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees' and customers' personal information;
*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2012.

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